1.1  EXHIBIT 10.5

Executive Officer Compensation Arrangements (2004 Bonuses and 2005 Salaries and Bonus Targets)

The following summarizes the compensation arrangements established between NeuroMetrix, Inc. (the “Company”) and the executive officers through verbal agreements.

On March 11, 2005, the Compensation Committee of the Board of Directors of the Company determined the following compensation information for certain executive officers of the Company:  (1) cash bonus awards for 2004, (2) base salary levels for 2005 and (3) target cash bonuses for 2005.  This compensation information is as follows:

Name	Title	2004 Bonus	2005 Salary	2005 Target Bonus(1)
Shai N. Gozani, M.D., Ph.D.	Chairman, President and Chief Executive Officer	$125,000	$250,000	$125,000
Gary Gregory	Chief Operating Officer	$105,000	$235,000	$117,500
W. Bradford Smith	Chief Financial Officer	N/A	$220,000	$66,000
Nicholas J. Alessi	Director of Finance and Treasurer	$10,925	$114,713	N/A	(2)
Guy Daniello	Senior Vice President of Information Technology	$29,547	$165,375	$33,075
Michael Williams	Senior Vice President of Engineering	$56,640	$176,400	$35,280

(1)              The award of cash bonuses in 2005 will be determined by the Compensation Committee based on the executive officer’s and the Company’s achievement of a number of objective and subjective goals specifically established for each executive officer by the Compensation Committee.

(2)     As of March 11, 2005, Nicholas J. Alessi was no longer deemed to be an executive officer of the Company.